Exhibit 10.72

AMENDED AND RESTATED NET WORTH MAINTENANCE AGREEMENT

AMENDED AND RESTATED NET WORTH MAINTENANCE AGREEMENT, dated as of the 12th day of October 2004, by and among MBIA Insurance Corporation, a corporation organized and existing under the laws of the State of New York (“MBIA”), MBIA UK (Holdings) Limited, a corporation organized and existing under the laws of England and Wales with registered number 4808006 (“MBIA UK Holdings”) and MBIA UK Insurance Limited, a corporation organized and existing under the laws of England and Wales with registered number 4401508 (“MBIA UK Insurance”);

W I T N E S S E T H

WHEREAS, MBIA UK Holdings is a wholly-owned subsidiary of MBIA and MBIA UK Insurance is a wholly-owned subsidiary of MBIA UK Holdings;

WHEREAS, MBIA desires that MBIA UK Insurance receives and maintains the highest possible claims-paying rating from Standard & Poor’s corporation (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch, Inc. (“Fitch”)

WHEREAS, MBIA and MBIA UK Insurance desire to amend and restate the Net Worth Maintenance Agreement dated as of May 14, 2004 among MBIA, MBIA UK Holdings and MBIA UK Insurance.

NOW, THEREFORE, in consideration of the covenants and understandings contained herein and upon the terms and conditions set forth below, the parties agree as follows:

Section 1. Capital Stock. MBIA shall own either directly or indirectly through MBIA UK Holdings or another wholly-owned intermediate subsidiary not less than 100.0% of the outstanding capital stock of MBIA UK.

MBIA shall not (directly or indirectly) create, incur, assume or suffer to exist any lien on the capital stock of MBIA UK Holdings or of MBIA UK Insurance

Section 2. Net Worth Maintenance. In consideration of the value to MBIA that MBIA UK Insurance has the highest possible claims-paying rating and continues to maintain an insurance license in good standing under the laws of England, MBIA hereby agrees to cause MBIA UK Insurance to maintain capital in an amount that is at least equal to the higher of the amount of capital as now or in the future required by laws or regulatory authorities of the United Kingdom or $100,000,000; provided however, any contributions by MBIA for such purpose shall in no event exceed 35% of MBIA’s policyholders’ surplus on an accumulated basis as determined by the laws of the State of New York. Further, contributions by MBIA hereunder shall be made in compliance with §1505 of the New York Insurance Law; provided that MBIA hereby confirms that it may make single contributions to MBIA UK Insurance that do not exceed $300million each without taking any additional actions under §1505 of the New York Insurance Law with respect to any such single contribution. MBIA UK Holdings hereby agrees to contribute immediately to MBIA UK Insurance any funds contributed to it by MBIA in accordance with this Section 2.

Section 3. Certain Covenants of MBIA UK Insurance.

(a) In consideration for the agreement of MBIA to maintain capital in MBIA UK Insurance as provided in Section 2 above, MBIA UK Insurance hereby agrees:

(i) to issue only financial guarantee policies;

(b) (ii) to take any reasonable actions necessary to maintain its permission to carry on regulated activities under Part IV of the Financial Services and Markets Act 2000 in the United Kingdom in good standing; and

(iii) not to issue any shares of its capital stock to any entity that is not owned by or which is not under common control of MBIA, without the prior consent of MBIA.

(b) Each of MBIA (in its capacity as sole shareholder of MBIA UK) and MBIA UK agree not to take any action, including without limitation the payment of dividends on or other capital distributions with respect to or the redemption of the stock of MBIA UK, as a result of which MBIA UK’s capital would be lower than $100,000,000.

Section 4. Payment obligation and Determination.

(a)	MBIA UK Insurance agrees to take all actions in a timely manner to require MBIA and MBIA UK Holdings to make the contributions required of MBIA pursuant to Section 2 of this Agreement.

(b)	In the event of any dispute as to the amount required to be contributed by MBIA and/or MBIA UK Holdings pursuant to Section 2 of this Agreement, MBIA shall first make the contribution in the amount determined by MBIA UK. If MBIA disputes the determination of such amount the final determination of such amount will be made, after the payment by MBIA of such amount as determined by MBIA UK, by the firm of independent public accountants employed at the time to make audits of the books and records of MBIA UK Insurance and any such determination so made shall be final and binding for all purposes. Determination by the independent public accountants shall be made promptly, as time is of the essence in such determination.

(c)	To the extent that any contributions are required to be made by MBIA and MBIA UK Holdings under the terms of this Agreement, such contributions will be made in cash so that MBIA UK Insurance will be able to meet its obligations as they become due.

Section 5. Representations and Warranties. Each of MBIA and MBIA UK Holdings hereby represents and warrants as follows:

(a) MBIA is a corporation duly organized and validly existing under the laws of the State of New York and has full power, authority and legal right to own its assets and to transact its business and to execute, deliver and perform this Agreement, and has taken all necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement

(b) MBIA UK Holdings is a corporation duly organized and validly existing under the laws of England and Wales and has full power, authority and legal right to own its assets and to transact its business and to execute, deliver and perform this Agreement, and has taken all necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement

(c) This Agreement constitutes a legal, valid and binding obligation of MBIA and MBIA UK Holdings enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and

(d) The execution, delivery and performance by MBIA and MBIA UK Holdings of this Agreement will not violate, or require any consent, filing, approval or other action pursuant to, the Certificate of Incorporation, By-Laws or other corporate rules of MBIA or MBIA UK Holdings or any provision of any law or regulation or of any judgment, order or decree of any court, arbitrator or governmental authority or of any agreement of any nature binding upon MBIA or MBIA UK Holdings or their assets, except for such filings, consents or approvals consents as have been made or obtained.

Section 6. Amendments. This Agreement may be amended only by an instrument in writing executed by the parties, hereto, which amendment will only be effective after S&P, Moody’s and Fitch have stated in writing to MBIA UK Insurance that such amendment will not result in a lowering or withdrawal of the claims paying rating of MBIA UK Insurance. This Agreement supercedes the Net Worth Maintenance Agreement dated as of May 14, 2004 among MBIA, MBIA UK Holdings and MBIA UK Insurance.

Section 7. Third party rights. Nothing in this Agreement shall in any manner create any obligations or establish any rights against either of the parties to this Agreement in favor of any third parties or any person not parties to this Agreement.

Section 8. Governing Law. This Agreement shall be a contract under, be governed by, and construed and interpreted in accordance with the laws of the State of New York.

Section 9. Forum Non Conveniens. MBIA agrees to waive any right to stay or to dismiss any action or proceeding brought against it before the courts of the United Kingdom on the basis of forum non conveniens.

IN WITNESS WHEREOF, this Agreement is made and entered into as of the day and year first above written.

MBIA INSURANCE CORPORATION

By:	/s/ Ram D. Wertheim
Title: Managing Director

MBIA UK HOLDINGS LIMITED

By:	/s/ Phillip C. Sullivan
Title: Director

MBIA UK INSURANCE LIMITED

By:	/s/ Phillip C. Sullivan
Title: Director